EXHIBIT 99.1

Integrated Telecom Express to File for Chapter 11 Bankruptcy Protection

SAN JOSE, Calif., Oct. 8, 2002 — Integrated Telecom Express, Inc. (ITeX) (Nasdaq: ITXI—News), today reported that the Company’s Board of Directors has approved the filing of a voluntary petition for relief under Chapter 11 of the federal bankruptcy code in the United States Bankruptcy Court for the District of Delaware. Under Chapter 11, the Company retains control of its assets and is authorized to operate its business as a debtor-in-possession while being subject to the jurisdiction of the Bankruptcy Court. After careful deliberation, the Board chose to pursue this strategy in order to facilitate the Company’s previously announced plan to shut down operations, to maximize the amount of capital returned to its stockholders and to expedite the distribution of cash to its stockholders. The Company expects that the Company’s stock will be delisted from quotation on The Nasdaq Stock Market due to this bankruptcy filing. It is expected that the shares will be eligible to be traded on the OTC Bulletin Board®.

Additionally, the Company will ask the Delaware Bankruptcy Court to immediately approve ITeX’s asset sale to Real Communications, Inc. This asset sale had been previously disclosed in the Company’s preliminary proxy filing, dated July 1, 2002.

Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties that may cause actual results to differ. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements regarding the liquidation of the Company and the amount of liquidation proceeds that may be available for distribution, in accordance with the bankruptcy process or otherwise. Furthermore, the bankruptcy proceedings may involve litigations, and the results of litigations, including the amount of claims to which the Company may be subject, are inherently unpredictable. As a result of these and other risks, the Company may not be able to generate meaningful cash, or any cash, which could be returned to its stockholders, and the timing of any distribution to stockholders is uncertain at this time. The Company also refers readers to the risk factors identified in its Annual Report on Form 10- K and quarterly report on Form 10-Q, as filed with the Securities and Exchange Commission on April 1, 2002 and August 13, 2002, respectively. The Company does not undertake any obligations to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.